Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS

2017 FIRST QUARTER RESULTS

Revises Guidance to Reflect Tealstone Acquisition

THE WOODLANDS, TX – May 2, 2017 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Financial Results Compared to First Quarter 2016:

•	Revenues were $153.4 million compared to $126.6 million;
•	Gross margin was 6.1% of revenues compared to a gross margin of 2.8%;
•	Operating loss was $1.8 million, including Tealstone acquisition costs of $0.3 million, compared with an operating loss of $6.5 million;
•	Net loss attributable to Sterling common stockholders was $2.3 million compared with a net loss of $7.3 million; and,
•	Net loss per share attributable to common stockholders was $0.09 compared to a loss of $0.37.

First Quarter 2017 Backlog Highlights:

•	Total backlog at March 31, 2017 of $925 million was up 12.4% from the fourth quarter of 2016;
•	Total backlog at March 31, 2017 excluded $55 million of projects where the Company was the apparent low bidder but the contract had not yet been signed; and,
•	Gross margin on projects in backlog as of March 31, 2017 averaged 8.4% as compared with 7.7% at March 31, 2016, while gross margin of the projects awarded in the first quarter of 2017 averaged more than 9%.

Business Overview:

First quarter 2017 revenues increased 21.2% compared to the prior year period driven by the ramp up of large projects in Utah constructed by Sterling’s majority-owned construction joint ventures along with the increased execution on projects in Texas and Colorado, partially offset by the winding down of a large project in California.

Gross profit was $9.3 million in the first quarter of 2017, an increase of $5.7 million from the prior year first quarter. Gross margin expanded by 330 basis points to 6.1% reflecting improved project execution, particularly in the Company’s Texas market, coupled with higher overall backlog margins.

General and administrative expenses were $10.6 million in the first quarter of 2017, or 6.9% of revenues compared to $10.1 million or 8.0% in the first quarter of 2016. The decline in G&A expense as a percent of revenues reflects the leverage on increasing revenues inherent in the Company’s cost structure.

Capital expenditures for the first quarter of 2017 were $1.7 million compared with $2.7 million for the same period in 2016.

Financial Position at March 31, 2017:

•	Cash and cash equivalents was $37.1 million.
•	Working capital totaled $29.2 million.
•	Line of credit availability was $20 million.
•	Total debt was reduced to $4.3 million.
•	Tangible net worth was $51 million.
•	Subsequent to the end of the first quarter, the Company replaced its existing asset-based loan and security agreement with a new, $85 million credit facility, of which $55 million was used to finance the cash portion of the acquisition of Tealstone.

CEO Remarks:

“We are very pleased with the strong growth in revenues and improved gross margins we achieved in the first quarter,” stated Joe Cutillo, Sterling’s newly appointed Chief Executive Officer. “We continue to make great progress across all business units by improving on execution and staying disciplined at the bid table. In addition, we are continuing to drive cost reductions and process improvements in our Texas business. As a result of these efforts, we more than doubled our margins in the first quarter. Our backlog continued to expand as we were awarded new projects throughout our operating footprint, with some notably large wins in both Utah and California.”

Mr. Cutillo continued, “As we previously announced in early April, we completed the acquisition of Tealstone Construction. We believe that the acquisition of Tealstone, a leading Texas-based concrete construction company, is a critical step in our strategy to expand into adjacent markets that can provide us with higher margin project opportunities. Over the past several weeks we have been working closely with Tealstone’s co-founders and have the integration of the business underway.”

Guidance for 2017:

Mr. Cutillo continued, “We have updated our prior guidance to include our forecast for Tealstone’s eight-month contribution and the related financing impact to our full year results. We now anticipate our 2017 revenues to be between $850 million and $880 million, and our net income attributable to Sterling common stock holders to be between $9 million and $11 million. We expect our full year 2017 average common shares outstanding to be approximately 27 million. We believe that our core heavy civil construction operations are well positioned to perform with consistent profitability and that the outlook for our end markets points to continued opportunities to win attractive new awards. Tealstone provides us with a new, high potential avenue to generate revenue and profit growth, as evidenced by our guidance, and we look forward to providing more details about our progress in this regard in the coming quarters.”

Conference Call:

Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Wednesday, May 3, 2017 at 09:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in building and reconstruction of transportation infrastructure, water infrastructure, and residential and commercial concrete projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states where there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields, ports and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems. Its residential and commercial concrete projects include concrete foundations for single-family and multi-family homes, commercial projects and parking structures.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues	$153,416	$126,567
Cost of revenues	(144,129)	(123,019)
Gross profit	9,287	3,548
General and administrative expenses	(10,604)	(10,085)
Other operating (expense) income, net	(471)	71
Operating loss	(1,788)	(6,466)
Interest income	41	3
Interest expense	(112)	(873)
Loss before income taxes and earnings attributable to noncontrolling interests	(1,859)	(7,336)
Income tax expense	(27)	--
Net loss	(1,886)	(7,336)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(371)	8
Net loss attributable to Sterling common stockholders	$(2,257)	$(7,328)

Net loss per share attributable to Sterling common stockholders:
Basic and diluted	$(0.09)	$(0.37)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic and diluted	25,022	19,760

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,147	$42,785
Contracts receivable, including retainage	91,089	84,132
Costs and estimated earnings in excess of billings on uncompleted contracts	34,475	32,705
Inventories	3,757	3,708
Receivables from and equity in construction joint ventures	7,890	7,130
Other current assets	6,609	5,448
Total current assets	180,967	175,908
Property and equipment, net	65,821	68,127
Goodwill	54,820	54,820
Other assets, net	2,968	2,968
Total assets	$304,576	$301,823
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$71,448	$67,097
Billings in excess of costs and estimated earnings on uncompleted contracts	62,656	64,100
Current maturities of long-term debt	2,939	3,845
Income taxes payable	105	78
Accrued compensation	7,885	5,322
Other current liabilities	6,745	6,150
Total current liabilities	151,778	146,592
Long-term liabilities:
Long-term debt, net of current maturities	1,358	1,549
Member’s interest subject to mandatory redemption and undistributed earnings	44,183	45,230
Other long-term liabilities	419	362
Total long-term liabilities	45,960	47,141
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 25,050,501 and 24,987,306 shares issued	251	250
Additional paid in capital	209,555	208,922
Retained deficit	(103,995)	(101,738)
Total Sterling common stockholders’ equity	105,811	107,434
Noncontrolling interests	1,027	656
Total equity	106,838	108,090
Total liabilities and equity	$304,576	$301,823